Exhibit 10.1

Eagle Rock Energy G&P, LLC

2012 Short Term Incentive Bonus Plan

Objective

The objective of the 2012 Short Term Incentive Bonus Plan (the “Plan”) is to encourage the employees of Eagle Rock Energy G&P, LLC (the “Company”) to conduct activities that result in the achievement of the Company’s financial and operational objectives. The Company serves as the general partner of the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership”) and receives reimbursement from the Partnership for its expenses, including payments under this Plan.  References in the Plan to “Enterprise” mean the Company, the Partnership and all of its subsidiaries.

Participants

Regular full-time employees who were 1) employed during 2012; 2) hired prior to October 1, 2012; and 3) who are active full-time employees at the time of bonus payment are “Participants” in the Plan; provided, however, that the Company may cause an employee who began employment after September 30, 2012 to be included as a Participant, but only if such treatment is expressly set forth in a written offer letter from the Company at the time of employment.  If bonus payments are made under the Plan, they are expected to be paid in March 2013.

Plan Provisions

•                  The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), based on funding approval by the Board of Directors of the Company (the “BOD”), and subject to performance recommendations made by the Chief Executive Officer (“CEO”) and members of senior management (“Senior Management) as described in further detail in this Plan, as follows:

•                  The BOD must first determine the Partnership’s 2012 achievement of Enterprise Goals and approve a Funding Percentage, and the BOD has full discretion to fully or partially fund the Plan, or to deny funding; the Board may over-fund the Plan (i.e., by setting a Funding Percentage in excess of 100% ) in extraordinary circumstances;

•                  The Committee has complete discretion in administering the Plan and approving individual bonus payments under the Plan after the BOD has approved a Funding Percentage.

•                  Each Participant will be assigned and notified of their eligible Target Bonus Percentage (as defined below) in writing during the First Quarter of 2012 or, if starting with the Company after such notification event, in a written offer letter at the time of initial employment or, at the time a job reclassification or promotion commences that results in a Target Bonus Percentage change as communicated in a written notification letter at the time of the job reclassification or promotion.  If a Target Bonus Percentage change occurs, the new Target Bonus Percentage change will be factored into the bonus formula for the entire Plan year, unless otherwise specified.  The Target Bonus Percentage is a percentage of the Participant’s Annual Gross Base Wage Earnings (as defined below), and represents the target bonus opportunity based on 100% achievement of the Enterprise Goals and a 100% Individual Performance Factor as a result of the individual performance review appraisals performed at the end of 2012 and/or early 2013.   Any Participant who has performed at an exceptional level and whose accomplishments are recognized by the Committee or Senior Management could receive an Individual Performance Factor up to 125%.    The Committee may increase the Individual Performance Factor in excess of 125% in extraordinary circumstances.

•                  Participants are not guaranteed to receive a bonus payment.

Bonus Payments

Each Participant’s bonus payment will be calculated according to the following formula:

Bonus =  Annual Gross Base Wage Earnings

* Bonus Target Percentage

* Funding Percentage

* Individual Performance Factor

where,

Annual Gross Base Wage Earnings =                                          gross base cash wages earned from January 1, 2012 (or employment commencement for new hires hired before October 1, 2012) through December 31, 2012 (which, for the avoidance of doubt, and by way of example, shall not include overtime, call out pay, shift differential, bonuses, commissions, transportation subsidies, or distributions on restricted common units).

Bonus Target Percentage =                                                                                               % assigned by the Committee for Senior Management and by Senior Management for all other Participants, based on Participant’s position level in relation to other positions in the Company (e.g., requirements relative to the skills and knowledge required to perform the essential job functions, overall level of responsibility, decision making authority, and impact to the Company’s overall operations and financial performance).

Funding Percentage =                                                                                                                           value from 0 to in excess of 100% determined by, and at the complete discretion of, the BOD; expressly dependent on achievement of Enterprise financial, operational and safety goals (see “Enterprise Goals” below).

Individual Performance Factor =                                                                      value from 0 to 125% (or in excess of 125% at the discretion of the Committee) depending on individual performance relative to Participant’s Performance Appraisal Rating (see Table 1).

2012 Enterprise Goals

2012 Enterprise Goals
Short Term Incentive Bonus Plan (“STIBP”)
STIBP Payout 100%

		Target	Weighting %
1. Adjusted EBITDA		$[*****]	20%

2. DCF		$[*****] / unit	15%

3. Volumes Targets			15%
a. Midstream Daily volumes		497.5 MMcf/d average
i. Equity Barrels (NGLs and Cond.)		7,453 bbls / day average
b. Upstream Annual Volumes		33.752 Bcfe

4. OPEX (excludes ad valorem / sev. Tax) / G&A			10%
a. Midstream		$67.7 MM
i. $/Mcf Target		$[*****] / Mcf
ii. Run Times of major equipment (see note 2)		97% or better on an annualized basis
b. Upstream		$36.454 MM (see note 3)
i. $/ Mcfe Target		$[*****] / Mcfe (see note 3)
c. G&A (excluding LTIPs)		not to exceed $ 54.0 MM

5. Capital Efficiency			15%

a. Midstream
	a.	ROR >16% (excludes acquisitions)
	b.	Acquisition ROR >12% (must be accretive while maintaining appropriate capital structure)
	c.	Add [*****]/d volumes @ gross margin not less than $[*****] / MMBtu

b. Upstream
	a.	ROR > 18% (excludes acquisitions)
	b.	Acquisition ROR >12% (must be accretive while maintaining appropriate capital structure)
	c.	UDC <$1.95 / Mcfe on Drill, Completion & Recompletion costs

6. Safety			10%

	a.	Maximum employee recordable incident rate of .75
	b.	Maximum preventable motor vehicle incident rate (PMVR) of 2.0
	c.	No preventable pipeline strikes
	d.	Track and report Contractor Recordable Injury Rate performance
	e.	Complete full implementation of critical Health & Safety Procedures
	f.	Conduct annual emergency response training for Corporate and Field personnel
	g.	Continue implementation of Process Safety management systems across Company and goal of no past due Process Safety Audits or Process Hazard Analysis action items

7. Environmental			10%

	a.	Complete full implementation and use of Environmental Management Information System
	b.	Complete Big Escambia Creek and Flomaton SO2 reduction projects on time and on budget
	c.	No major NRC recordable spills
- defined as spills greater than 1,000 gallons or two 42 gallon spills in navigable water
	d.	10 or fewer reportable emissions events (excludes Big Escambia Creek)

8. Property Sales			5%

	a.	Sell $10 MM of non core assets

NOTE 1:	The above figures are based on the Corporate Price Deck as of February 2012 ($[*****]/ bbl oil and $[*****] / Mcf gas)

NOTE 2:	a. Major equipment is defined as Compressors and large gathering and processing facilities

b. Runtime of major equipment excludes approved schedule (i) major turnarounds and (ii) preventative maintenance and (iii) force majeure weather events

NOTE 3:	a. Upstream OPEX excludes taxes and post production costs.

[*****] indicates redacted terms for which confidential treatment has been requested from the Securities and Exchange Commission.

Individual Goals and Performance Appraisal Rating

•                  Each Participant will document a set of measurable 2012 goals by the later of February 28, 2012 or within one month of their employment start date.  These goals should support the achievement of the 2012 Enterprise Goals and must be both submitted through the online performance management system and approved by the Participant’s immediate supervisor in order to be valid and eligible for inclusion in the Plan.   Senior Management’s goals must also be approved by the Committee.

•                  The achievement of these goals will be a key factor in determining a Participant’s Performance Appraisal Rating.

•                  The Committee will determine the Performance Appraisal Rating for the Chief Executive Officer and approve the Performance Appraisal Ratings of Senior Management, with recommendations of the Chief Executive Officer, and Senior Management will determine the Performance Appraisal Ratings for all other Participants, with recommendations made by the immediate supervisor and all other supervisors in between such supervisor and Senior Management.

Individual Performance Factor

•                  The Committee, with respect to Senior Management, and Senior Management, with respect to all other Participants, will consider the Performance Appraisal Rating and, in their discretion, further evaluate the Participant’s performance by assigning an Individual Performance Factor within the appropriate range (Table 1).

Table 1

Individual Performance Factors

Performance Appraisal Rating	Individual Performance Factor

1 - Exceptional	110 - 125% (or in excess of 125% at the discretion of the Committee)
2 - Strong	95 - 109%
3 - Fully Met Expectations	75 - 94%
4 - Not Acceptable; Improvement Needed	25 - 50%
5 - Not Acceptable; Improvement Required	0%

Example Bonus Calculation

Assume the Company achieves most, but not all, of its 2012 Enterprise Goals.  The BOD reviews the performance of the company and determines that a Funding Percentage of 90% is appropriate.  Participant A is an operator who was rated “3 - Fully Met Expectations” by his supervisor, based on his achievement of his individual goals.  Management determines that Participant A should receive an Individual Performance Factor of 91% based on the Performance Appraisal Rating.  Participant A was hired on April 1, 2012 and earned gross base wages in the amount of $38,999.99 from April 1, 2012 through December 31, 2012.

In this example,

Annual Gross Base Wage Earnings =	= $38,999.99

Bonus Target Percentage =	7%

Funding Percentage =	90% (determined by the BOD’s assessment of achievement of 2012 Enterprise Goals)

Individual Performance Factor =	91% (based on Performance Appraisal Rating and Senior Management discretion)

So,

Bonus payment = $38,999.99* 0.07 * 0.90 * 0.91 = $2,235.87

APPROVED AND ADOPTED FEBRUARY 7, 2012

BY THE BOARD OF DIRECTORS